WINTHROP REALTY TRUST

AT THE COMPANY
Beverly Bergman
(617) 570-4614

           Winthrop Realty Trust Significantly Increases Liquidity in
            First Quarter of 2008; Concord Sells Macklowe Loan at Par

      BOSTON, April 1/PRNewswire-FirstCall/ -- Winthrop Realty Trust (NYSE:FUR) announced today that as a result of its recent sale of the shares held in Lexington Realty Trust and the repayment of a mortgage loan receivable that was secured by the property located at 180 N. Michigan, Winthrop has significantly increased its liquidity at March 31, 2008. Michael L. Ashner, Winthrop's Chairman and Chief Executive Officer, stated "With the recent sale of the shares held in Lexington Realty Trust, the loan repayment and the anticipated closing of the recently announced rights offering to our existing shareholders, we expect that Winthrop will have in excess of $130 million in cash available for investment. Upon completion of the rights offering, this projected cash balance will represent approximately $1.33 per outstanding common share on a fully diluted basis. Together with our untapped $70 million line of credit, Winthrop should be well positioned to take advantage of the opportunities we believe will become available as a result of the current credit market dislocation."

      In addition, Concord Debt Holdings LLC, Winthrop's joint venture debt platform with Lexington Realty Trust, recently sold to a non-affiliated third party its $44 million interest in the most senior level mezzanine loan secured by a portfolio of four office buildings in New York City owned by an entity owned and controlled by Harry Macklowe, which went into default when the loan matured in February 2008. Concord sold the note at par together with accrued and unpaid interest and late charges.

      This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities discussed herein, and there shall not be any offer, solicitation or sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                              _____________________

      Winthrop Realty Trust is a NYSE-listed real estate investment trust (REIT) headquartered in Boston, Massachusetts. Additional information on Winthrop Realty Trust is available on its Web site at www.winthropreit.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. With the exception of the historical information contained in this news release, the matters described herein contain "forward-looking" statements that involve risk and uncertainties that may individually or collectively impact the matters herein described including the opportunities that may occur in the future and the Company's ability to realize on such opportunities. These are detailed from time to time in the "Risk Factors" section of the Company's SEC reports. Further information relating to the Company's financial position, results of operations, and investor information is contained in the Company's annual and quarterly reports filed with the SEC and available for download at its website www.winthropreit.com or at the SEC website www.sec.gov.